Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered this____ day of _________, 2021, by and between ________________________________ (the “Business”) and Castle Royalties Corp. (the “Consultant”), a New York Corporation and a wholly owned subsidiary of Castle Advisors Inc. (“CAI”).

WITNESSETH

WHEREAS, the Business is desirous of obtaining debt and/or equity financing for its business; and

WHEREAS, the Consultant is prepared for use its best efforts to introduce potential investors to the Business;

NOW, THEREFORE, in consideration the sufficiency of which is hereby acknowledged, it is agreed:

1.	The Business hereby engages the Consultant to act as its consultant to find potential investors to provide debt and/or equity financing to the Business on terms acceptable to the Business.

2.	The Consultant will use its best efforts to introduce investors to the Business who are willing to provide debt and/or equity financing to the Business or terms acceptable to the Business.

3.	The Business will pay the Consultant a retainer payment of $100 on or before ____________, 2021.

4.	In the event that the Business obtains financing as a result of a Consultant introduction, the Business will pay the Consultant at closing a fee equal to 5% of the financing obtained.

5.	Either party to this Agreement may terminate the Agreement by providing 30 days written notice to the other party. However, paragraph 4 as it relates to introductions made prior to the termination survives the termination.

IN WITTNESS WHEREOF, the parties have executed this Agreement effective the day and year first above written.

(the Business)

By:
Name and title (print)
Date

Castle Royalties Corp.

Michael T. Studer, Treasurer

Date

CastleRoyalties-CAIAgreement	1